Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HEIDMAR MARITIME HOLDINGS CORP.
Reg. No. 125776

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY

The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

NON RESIDENT

February 19, 2025

/s/ Brdget Russell
Brdget Russell
Deputy Registrar

STATEMENT TO AMEND AND RESTATE
ARTICLES OF INCORPORATION OF
Heidmar Maritime Holdings Corp.
UNDER SECTION 93 OF THE
BUSINESS CORPORATIONS ACT
The undersigned, Pankaj Khanna, President and Director of Heidmar Maritime Holdings Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to section 93 of the Business Corporations Act, hereby certifies that:
1.	The name of the Corporation is: Heidmar Maritime Holdings Corp.
2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 7th day of May, 2024.
3.	The sections to be amended by the Amended and Restated Articles of Incorporation are:
All articles are to be amended and restated.
4.	The Articles of Incorporation are hereby replaced by the Amended and Restated Articles of Incorporation attached hereto.
5.	These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation as required by the Business Corporations Act.
IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on this 19th day of February, 2025.

Authorized Person
Pankaj Khanna, President and Director

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HEIDMAR MARITIME HOLDINGS CORP.

(the “Corporation”)

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
A.	The name of the Corporation shall be: Heidmar Maritime Holdings Corp.
B.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).
C.
The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc. However, the board of directors of the Corporation (the “Board”) may establish branches, offices or agencies in any place in the world and may appoint legal representatives anywhere in the world.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is 500,000,000 registered shares of stock, consisting of:
i.	450,000,000 registered common shares with a par value of one tenth of one cent (US$0.001) per share; and
ii.
50,000,000 registered preferred shares with a par value of one tenth of one cent (US$0.001) per share. The Board shall have the authority to issue all or any of the preferred shares in one or more classes or series with such voting powers, designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such class or series of preferred shares.

E.
No holder of shares of the Corporation shall, by reason thereof, have any preemptive or other preferential right to acquire, by subscription or otherwise, any unissued or treasury shares of the Corporation, or any other share of any class or series of the Corporation’s shares or other securities, or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of the Corporation. The Board may issue or dispose of any unissued or treasury shares, or any additional authorized issue of new shares or securities convertible into shares upon such terms as the Board may, in its discretion, determine, without offering to shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms. Nothing herein shall prevent the Corporation from granting preferential or preemptive rights by contract.

F.	The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.
G.	The name and address of the incorporator is:
Name:	Post Office Address:
Majuro Nominees, Ltd.	P.O. Box 1405 Majuro, Marshall Islands MH96960

H.
Corporate existence commenced on May 7, 2024 and shall continue upon filing these Amended and Restated Articles of Incorporation (as amended, these “Articles”) with the Registrar of Corporations responsible for non-resident corporations.

I.	In these Articles, unless defined herein or unless there is something in the subject or context inconsistent therewith:
“Affiliate”
means of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that for purposes of this Agreement, Maistros (and any Person controlled by Maistros) and Rhea (and any Person controlled by Rhea) shall not be deemed Affiliates of the other; and provided, further, that the Corporation and any subsidiaries of the Corporation shall not be deemed to be Affiliates of any Shareholder Parties.

“Aggregate Shareholder Percentage Interest”
means, at any time, with respect to a particular Shareholder, the Percentage Interest of such Shareholder together with its Affiliates (but not including the Corporation or any other Shareholder or such other Shareholder’s Affiliates), in the aggregate, at such time.

“Approved Stock Exchange”
means any of the Nasdaq Global Select Market, Nasdaq Global Market, the Nasdaq Capital Market and the New York Stock Exchange, or another nationally recognized securities exchange in the United States.

“Articles”	has the meaning assigned to such term in Article H.
“BCA”	has the meaning assigned to such term in Article B.
“Board”	has the meaning assigned to such term in Article C.
“Business Day”	means any day other than a Saturday, Sunday or one on which banks are authorized to close in New York, New York.
“Bylaws”	means the Amended and Restated Bylaws of the Corporation, as further amended and amended and restated from time to time.
“Common Shares”	means common stock, par value $0.001 per share, of the Corporation.
“Consent of the Shareholders”
means the written consent of each of Maistros and Rhea; provided, that after the Expiration Date with respect to Maistros, “Consent of the Shareholders” means the written consent of Rhea, and after the Expiration Date with respect to Rhea, “Consent of the Shareholders” means the written consent of Maistros.

“Director”	means a member of the Board, except where the context requires otherwise.
“Discriminatory Transaction”
means any corporate action (other than those taken pursuant to the express terms of the Shareholders Agreement) that would (a) impose material limitations on the legal rights of any Shareholder as a holder of a class or series of Voting Stock, including any action that would impose material restrictions without lawful exemption for the Shareholders that are based upon the size of security holding, nationality of a security holder, the business in which a security holder is engaged or other considerations applicable to any Shareholder, and which material limitations are not imposed on holders of the same class or series, as applicable, of Voting Stock generally or (b) deny any material benefit to any Shareholder proportionately as a holder of any class or series of Voting Stock that is made available to other holders of that same class or series of Voting Stock generally, in each case, other than those so imposed or denied, or permitted to be so imposed or denied, by the terms of the Shareholders Agreement.

“Equity Security”
means (a) any Common Shares or other Voting Stock, (b) any securities of the Corporation convertible into or exchangeable for Common Shares or other Voting Stock, (c) any options, rights or warrants (or any similar securities) issued by the Corporation to acquire Common Shares or other Voting Stock or (d) any shares of preferred stock of the Corporation.

“Exchange Act”
means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended “Expiration Date” means, with respect to a particular Shareholder, the first date on which the Aggregate Shareholder Percentage Interest of such Shareholder ceases to be at least 15% as of the close of business of any trading day of the Approved Stock Exchange on which the Common Shares trade.

“Foreign Corrupt Practices Act”	means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Foreign Private Issuer”	shall have the meaning assigned to such term in Rule 405 of the Securities Act.
“Governmental Entity”	means any federal, state or local, domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity
“Independent Director”
means a Director who would be considered an “independent director” under (a) the rules of an Approved Stock Exchange as such rules may be amended, supplemented or replaced from time to time (whether by final rule or otherwise), (b) the Corporation’s corporate governance guidelines or similar policies and (c) any other applicable law, rule or regulation mandating the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee of the Board.

“Law”
means any federal, state, local or foreign law (including the Foreign Corrupt Practices Act and the laws implemented by the Office of Foreign Assets Control, United States Department of Treasury), statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity.

“Maistros”	means Maistros Shipinvest Corp., a corporation organized under the laws of the Republic of the Marshall Islands (or any successor thereto or assignee of its rights under the Shareholders Agreement).
“Merger”
means the transactions contemplated by the Business Combination Agreement dated June 18, 2024, as amended and restated from time to time, by and among the Corporation, Heidmar Inc., Rhea, Maistros and the other parties thereto.

“Nominating Committee”	means the Nominating and Corporate Governance Committee of the Board (or a similar committee) or any successor committee thereto.
“Non-Coercive Offer”
means an offer to acquire by a Shareholder Party, made in compliance with applicable securities laws and not subject to any financing condition, all of the issued and outstanding Equity Securities, for cash, shares of capital stock of an entity that is publicly traded on an Approved Stock Exchange with a public float (excluding all shares held by such Shareholder Parties or any 13D Group to which any of the Shareholder Parties then belongs) equal to or greater than the aggregate public float (excluding all shares held by such Shareholder Parties or any 13D Group to which any of such Shareholder Parties then belongs) of Common Shares, or a combination thereof, in any case, made available to all of the Corporation’s holders of Equity Securities, which offer for Common Shares shall have a premium of at least 15% to the 10-Day volume weighted average price immediately prior to the opening of the third trading day prior to the earliest of (x) the public announcement of such offer, (y) the public announcement of an intention to commence such offer and (z) the communication of such offer to the Board by such Shareholder Party, which offer shall remain in effect for a period of not fewer than 45 days and shall include a minimum tender condition of at least 50% of the outstanding Common Shares not owned by any of such Shareholder Parties or any 13D Group to which any of such Shareholder Parties belong.

“Percentage Interest”
means, with respect to any Person and as of any date of determination, the percentage of the aggregate outstanding shares of the Corporation’s Voting Stock that are beneficially owned by such Person as of such determination date.

“Person”
means any individual, firm, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Plan”	means the equity incentive plan of the Corporation.
“Rhea”	means Rhea Marine Ltd., a corporation organized under the laws of the Republic of the Marshall Islands (or any successor thereto or assignee of its rights under the Shareholders Agreement).

“SEC”	means the U.S. Securities and Exchange Commission.
“Securities Act”	means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.
“Shareholder Part(y)(ies)”	means each of the Shareholders and their respective Affiliates (as the context requires).
“Shareholder-Designated Directors”	means the Director(s) who is/are designated/nominated for such position by the Shareholders in accordance with the Shareholders Agreement.
“Shareholders”	means, collectively, Maistros and Rhea.
“Shareholders Agreement”	means that certain shareholders agreement, dated February 19, 2025, by and between the Corporation, Rhea and Maistros, as it may be amended or supplemented from time to time.
“Voting Stock”	means capital stock of the Corporation having the right to vote generally in any election of Directors.
“13D Group”
means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock that would be required under Section 13(d) of the Exchange Act (as in effect on, and based on legal interpretations thereof existing on, the date hereof), to file a statement on Schedule 13D or Schedule 13G with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class or series of Voting Stock (whether or not registered pursuant to Section 12 of the Exchange Act) then outstanding.

J.
(a) The size of the Board shall be initially set at seven Directors. The Board shall be divided into three classes, as nearly equal in number as the then total number of Directors constituting the entire Board permits, with the term of office of one or another of the three classes expiring each year. The shareholders of the Corporation shall divide the existing Board into three classes, with the term of office of the first class to expire at the 2025 annual meeting of shareholders, the term of office of the second class to expire at the 2026 annual meeting of shareholders and the term of office of the third class to expire at the 2027 annual meeting of shareholders, provided that the Directors designated/nominated by each of Maistros and Rhea shall be evenly distributed among the three classes as best as practicable. Commencing with the 2025 annual meeting of shareholders, the Directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being Directors of the same class as the Directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such Director’s successor is elected and has qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the provisions of this section (a) of this Article J shall not apply to such holders of preferred stock with respect to the Director or Directors elected by such holders of preferred stock.

(b) Until the Expiration Date with respect to a particular Shareholder, upon the death, resignation, retirement, disqualification or removal from office of any Shareholder-Designated Director, the Shareholder that nominated such Shareholder-Designated Director shall have the right to designate and nominate any replacement for such Shareholder-Designated Director, subject to, and in accordance with, the Shareholders Agreement. Nominations of Directors shall always be in compliance with the Shareholders Agreement.

(c) If the number of Shareholder-Designated Directors is less than the number that a Shareholder has the right (and wishes) to nominate pursuant to the Shareholders Agreement, at the request of such Shareholder, the Secretary of the Corporation shall call a special meeting of the shareholders of the Corporation for the purpose of removing Directors to create such vacancies as are necessary to permit such Shareholder to nominate and have elected the full number of Shareholder-Designated Directors that it is entitled (and wishes) to designate and nominate pursuant to the Shareholders Agreement. Upon the creation of any vacancy pursuant to the preceding sentence, such Shareholder shall designate and nominate the Person to fill such vacancy in accordance with the Shareholders Agreement. Any Shareholder may call, or demand that the Secretary of the Corporation call, a special meeting of the shareholders of the Corporation for the purpose of removing (with or without cause) any one or more Shareholder-Designated Directors that were nominated by such Shareholder.
(d) Subject to Article J(b), any vacancies in the Board may be filled by the vote of a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified, provided, that in the event that, any time following consummation of the Merger, the size of the Board is increased, then the Board (or any committee thereof) shall, subject to the provisions of the Shareholders Agreement, have the right to nominate for election the remaining Directors (only after any nominations made in accordance with the Shareholders Agreement). No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the Director or Directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.
(e) Notwithstanding any other provisions of these Articles or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), but subject to the provisions of Article J(c) and this Article J(e), any Director or the entire Board of the Corporation may be removed at any time (i) prior to the Expiration Date with respect to both Shareholders, only for cause and by the affirmative vote of the holders of 70% or more of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose, or (ii) with respect to a Shareholder-Designated Director, with or without cause, but only with the prior written consent of the Shareholder that so designated and nominated such Shareholder-Designated Director or (iii) after the Expiration Date with respect to both Shareholders, with or without cause. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more Directors of the Corporation, the provisions of this section (e) of this Article J shall apply only to such holders of preferred stock with respect to the Director or Directors elected by such holders of preferred stock. Vacancies on the Board may be filled only if the director nominee is nominated in accordance with the terms and provisions of the Shareholders Agreement and Article J(b).
Except as otherwise provided by applicable law, cause for the removal of a Director shall be deemed to exist only if the Director whose removal is proposed: (i) has been charged with a felony crime or found to have been negligent or guilty of misconduct or to have breached the duty of loyalty in the performance of his duties to the Corporation in any matter of importance to the Corporation or (ii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetence directly affects his ability to serve as a Director of the Corporation. Any Director charged with a felony shall automatically step down from his or her position on the Board.

No proposal by a shareholder to remove a Director shall be voted upon at a meeting of the shareholders unless (i) the proposal is to remove a Shareholder-Designated Director and such proposal is proposed by the Shareholder that so designated and nominated such Shareholder-Designated Director, (ii) the proposal is by or at the direction of by holder(s) of 20% or more of the voting power of the aggregate number of the shares of the Corporation issued and outstanding and entitled to vote at such meeting or (iii) such shareholder has given timely notice thereof in proper written form to the Secretary. To be timely pursuant to clause (iii), a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders or any such later deadline as may be required in the rules promulgated by the SEC pursuant to the Exchange Act, regarding the solicitation of proxies. In no event shall the public disclosure of any adjournment of an annual meeting of the shareholders commence a new time period for the giving of the shareholder’s notice described herein. To be in proper written form pursuant to clause (iii), a shareholder’s notice must set forth: (a) a statement of the grounds, if any, on which such Director is proposed to be removed, (b) evidence reasonably satisfactory to the Secretary, of such shareholder’s status as such and of the number of shares of each class of capital stock of the Corporation beneficially owned by such shareholder, and (c) a list of the names and addresses of other shareholders of the Corporation, if any, with whom such shareholder is acting in concert, and the number of shares of each class of capital stock of the Corporation beneficially owned by each such shareholder.
No shareholder proposal to remove a Director shall be voted upon at a meeting of the shareholders unless proposed in accordance with the procedures set forth in this Article J. If the Chairperson of the meeting determines, based on the facts, that a shareholder proposal to remove a Director was not made in accordance with the foregoing procedures, the Chairperson shall declare to the meeting that a proposal to remove a Director of the Corporation was not made in accordance with the procedures prescribed by these Articles, and such defective proposal shall be disregarded.
The foregoing provisions of this section (e) of this Article J are subject to the right of any of the Shareholders to request the Secretary of the Corporation call a special meeting of the shareholders of the Corporation for the purpose of removing Directors (with or without cause) to create such vacancies as are necessary to permit such Shareholder to nominate and have elected the full number of Shareholder-Designated Directors that it is entitled (and wishes) to designate pursuant to these Articles and the Shareholders Agreement.
The terms of any class of preferred stock with respect to Directors to be elected solely by the holders of such class of preferred stock shall be subject to all of the foregoing provisions of this section (e) of this Article J.
(f) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors.
(g) Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), (i) until the Expiration Date of all Shareholders, the Consent of the Shareholders, and (ii) following the Expiration Date of all Shareholders, the affirmative vote of the holders of 70% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as one class), shall be required to amend, alter, change or repeal this Article J.
K.
The Consent of the Shareholders shall, until the Expiration Date with respect to all Shareholders has occurred, be required for the Corporation or any of its subsidiaries to do or effect any of the following (directly or indirectly whether by merger, consolidation or otherwise) in addition to any other Board or shareholder approval required by any law or the constituent documents of the Corporation and its subsidiaries:

(a)	the entry by the Corporation or any of its subsidiaries into any Discriminatory Transaction;

(b)	conducting or engaging in any business other than the business in which the Corporation and its subsidiaries are engaged as of the date hereof and any business reasonably related or ancillary thereto;
(c)	increasing or decreasing the total number of Directors constituting the Board;
(d)	merging or consolidating the Corporation or any subsidiary of the Corporation, or a redomiciliation, domestication or conversion of the Corporation or any subsidiary of the Corporation;
(e)
incurring any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of (i) money borrowed, (ii) receivables financing, (iii) liabilities under or in respect of any acceptance or acceptance credit or (iv) any bonds, notes, debentures, loan capital, certificates of deposit, loan stock or other like instruments or securities offered, issued or distributed whether by way of public offer, private placement, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash, in each case in excess of $300,000, or any amendment, waiver or refinancing thereof;

(f)
issuing any voting Equity Securities to any person (except for Equity Securities of a subsidiary of the Corporation to the Corporation or to another direct or indirect wholly owned subsidiary of the Corporation), including securities that rank senior to any existing Equity Securities, including without limitation, in respect of dividend distributions and/or distributions upon the liquidation, winding up or dissolution of the Corporation or any subsidiary of the Corporation or any other circumstances, other than Equity Securities issued pursuant to the Plan;

(g)
unless otherwise approved pursuant to Article V (or any transaction described in Article V(a)-(c)), the entry by the Corporation or any subsidiary of the Corporation into any “related party transaction” as such term is used in Item 7.B. of Form 20-F;

(h)
any transaction (including any merger or consolidation) the consummation of which would result in any other Person (or, in the case of a merger or consolidation, the shareholders of such other Person) becoming, directly or indirectly, the beneficial owner of more than 49% of the Voting Stock or Equity Securities (other than debt securities) of the Corporation (measured in the case of Voting Stock by voting power rather than number of shares);

(i)	amending these Articles, the Bylaws or other applicable organizational documents of the Corporation or any subsidiary of the Corporation (including by way of filing a statement of designation);
(j)
dissolving, reorganizing, or filing for voluntary bankruptcy of, or the commencement of any similar proceeding with respect to, including the consent to any involuntary bankruptcy of, the Corporation or any subsidiary of the Corporation;

(k)	amending or approving the Plan, unless such amendment or approval is authorized by a vote of at least two-thirds of members of the Board;
(l)
any acquisition, disposition or other transfer (in one transaction or a series of related transactions) of any assets (including any Equity Securities of any subsidiary of the Corporation), business operations or securities (other than Equity Securities of the Corporation), with a fair market value of more than $1,000,000, but excluding any disposition by the Corporation to, or acquisition by the Corporation from or of, a wholly owned subsidiary of the Corporation, or any disposition that arises as a matter of Law or occurs pursuant to a court order;

(m)
any repurchase of Equity Securities of the Corporation or any of its subsidiaries (other than wholly owned subsidiaries) pursuant to a self-tender offer, stock repurchase program, open market transaction or otherwise other than a repurchase of Equity Securities of the Corporation from employees or former employees subject to the terms and conditions of employee stock plans or a purchase of Equity Securities of the Corporation from a Shareholder pursuant to the Shareholders Agreement;

(n)
a change of the Corporation’s or any subsidiary’s policies concerning the need for Board approval intended or reasonably likely to circumvent any Shareholder’s rights hereunder or under the Shareholders Agreement or the exercise thereof;

(o)
the establishment of any committee (including the appointment of the members thereof) or any amendment to the charter of any committee of the Board or to any corporate governance guideline relating to any matter addressed by the Shareholders Agreement that would reasonably be expected to circumvent in any manner any Shareholder’s rights hereunder or the exercise thereof;

(p)
entering into, amending or terminating (other than termination by its terms) service contracts whose duration exceeds two years or the cost exceeds $200,000 (whether directly or in potential early termination fees);

(q)
entering into, amending or terminating (other than termination by its terms) any hedging or derivative instruments or arrangements, including swaps, hedges, interest rates interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, bunker/oil hedges, or other interest rate, currency exchange rate or commodity price hedging instrument or arrangement;

(r)	issuing any preferred stock, par value $0.001 per share, of the Corporation; and
(s)	entering into an agreement for, or committing to agree to take, or consenting to, any of the foregoing actions.
Until the Expiration Date for all Shareholders, neither the Corporation, the Board nor any committee thereof shall, without the Consent of the Shareholders, extend, declare or enter into any shareholder rights plan, rights agreement or any other “poison pill”, “proxy put” or other antitakeover arrangement, if such plan or arrangement would restrict the Shareholder Parties from acquiring, agreeing to acquire or making a proposal to acquire beneficial ownership of any Equity Securities. Following the Expiration Date for all Shareholders, neither the Board nor any committee there of shall, without the Shareholders’ prior written consent, extend, declare or enter into any shareholder rights plan, rights agreement or any other “poison pill”, “proxy put” or other antitakeover arrangement that would restrict the Shareholder or their respective Affiliates from consummating, or that would otherwise be triggered by, a Non-Coercive Offer by any Shareholder or its respective Affiliates.
Subject to the final sentence of this paragraph, unless authorized by a vote of Maistros and the holders of 75% of the Corporation’s issued and outstanding Common Shares (not including the Common Shares held by Pankaj Khanna and his Affiliates or Maistros), Pankaj Khanna shall not be removed from the role of Chief Executive Officer, provided that the Board may remove Pankaj Khanna without any shareholder approval in connection with a charge or indictment of fraud; willful misconduct (including a material financial or accounting impropriety); gross negligence; felony criminal conduct; prolonged disability that affects his ability to conduct his duties and responsibilities; and the habitual neglect of or failure to perform his duties of employment, after written demand is delivered to Pankaj Khanna which specifically identifies the neglect or failure, by Pankaj Khanna to substantially to perform Pankaj Khanna’s duties and a reasonable opportunity is given to comply or cure such neglect or failure. Nothing in the foregoing paragraph shall be deemed to require the Board or any committee or member thereof to take any action or refrain from taking any action, if the Board, such committee or Director determines in good faith (after consideration of advice to such effect of outside legal counsel) that taking such action or refraining from taking such action, as the case may be, would cause a violation of his or her fiduciary duties under applicable Law.

L.
(a) The Corporation shall not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the Person became an Interested Shareholder, unless:

1.	prior to such time, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;
2.
upon consummation of the transaction that resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not excluding the outstanding Voting stock owned by the Interested Shareholder) those shares owned (i) by Persons who are Directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

3.
at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3 of the outstanding Voting stock that is not owned by the Interested Shareholder; or

4.
the shareholder became an Interested Shareholder in connection with the consummation of the Merger or is an Affiliate of a shareholder that became an Interested Shareholder in connection with the consummation of the Merger.

(b)	The restrictions contained in this section shall not apply if:
1.
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

2.
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

i.	a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);
ii.
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

iii.	a proposed tender or exchange offer for 50% or more of the outstanding Voting stock of the Corporation.

The Corporation shall give not less than 20 days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of section (b)(2) of this Article L.
(c) For the purpose of this Article L only, the term:
1.	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.
2.
“Associate,” when used to indicate a relationship with any Person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of Voting stock; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

3.	“Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:
i.
Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its Affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder;

ii.
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

iii.
Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares of the Corporation, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the stock of any class or series of shares (including the Voting stock) of the Corporation;

iv.
Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

v.
Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

Notwithstanding any other provisions of these Articles, the term “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, shall not include any transactions for which definitive agreements were entered into prior to the date of the filing of these Articles.
4.
“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise. A Person who is the Owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have Control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of Control shall not apply where such Person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have Control of such entity.

5.
“Interested Shareholder” means any Person (other than the Shareholders and their Affiliates, the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the Owner of 20% or more of the outstanding Voting stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the Owner of 20% or more of the outstanding Voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder; and the Affiliates and Associates of such Person; provided, however, that the term “Interested Shareholder” shall not include any Person whose ownership of shares in excess of the 20% limitation set forth herein is the result of action taken solely by the Corporation; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional Voting stock of the Corporation, except as a result of further Corporation action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Shareholder, the Voting stock of the Corporation deemed to be outstanding shall include Voting stock deemed to be owned by the Person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.	“Person” means any individual, corporation, partnership, unincorporated association or other entity.
7.
“Voting stock” means, with respect to any corporation, shares of any class or series entitled to vote and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of directors.

8.	“Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a Person that individually or with or through any of its Affiliates or Associates:
i.	Beneficially owns such shares, directly or indirectly; or
ii.
Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any shares because of such Person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

iii.
Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares.

(d) Any amendment of this Article L shall not be effective until 12 months after the approval of such amendment at a meeting of the shareholders of the Corporation and shall not apply to any Business Combination between the Corporation and any Person who became an Interested Shareholder of the Corporation at or prior to the time of such approval.
(e) Notwithstanding any other provisions of these Articles or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), (1) until the Expiration Date of all Shareholders, the Consent of the Shareholders, and (2) following the Expiration Date of all Shareholders, the affirmative vote of the holders of 70% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as one class), shall be required to amend, alter, change or repeal this Article L.
M.
The greater of (i) majority of the Directors at the time in office, present in person or by proxy or conference telephone and (ii) one-third of the entire Board, shall constitute a quorum for the transaction of business; provided, that until the Expiration Date with respect to Maistros, for the Board to satisfy the quorum requirements, at least a majority of the Shareholder-Designated Directors nominated by Maistros are required to be present to constitute a quorum (and for any committee of the Board to satisfy its quorum requirements at least one Shareholder-Designated Director nominated by Maistros is required to be present; provided, that if a committee has been formed pursuant to Article V and there is no Shareholder-Designated Director nominated by Maistros on such committee, then no Shareholder-Designated Director nominated by Maistros shall be required for quorum). Until the Expiration Date with respect to Rhea, for the Board to satisfy its quorum requirements, at least a majority of the Shareholder-Designated Directors nominated by Rhea are required to be present to constitute a quorum (and for any committee of the Board, to satisfy its quorum requirements at least one Shareholder-Designated Director nominated by Rhea is required to be present, subject to a committee described in Article V; provided, that if a committee has been formed pursuant to Article V and there are no Shareholder-Designated Director nominated by Rhea on such committee, then no Shareholder-Designated Director nominated by Rhea shall be required for quorum).

N.
No Director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. Any repeal or modification of this Article N shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

O.	The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.
P.
These Articles were duly adopted in accordance with Sections 88 and 93 of the BCA and were authorized by the unanimous written consent of the Board and by unanimous written consent of the shareholders of the Corporation.

Q.
Unless the Corporation consents in writing to the selection of alternative forum, the courts of the Republic of the Marshall Islands shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the BCA or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of consented to the provision of this Article Q.

R.
At all meetings of shareholders of the Corporation, except as otherwise expressly provided by law, the presence either in person or by proxy of shareholders of record entitled to cast at least 33-1/3% of the voting power of the shares issued and outstanding and entitled to vote at such meetings shall constitute a quorum, except as otherwise provided by statute or these Articles. If less than a quorum is present, a majority of the total number of votes represented by those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.

S.
If any provision of these Articles is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from the Articles and the Board shall use all reasonable efforts to replace such provision with one having an effect as close as possible to the deficient provision, including by way of issuing a preferred share of the Corporation. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

T.
(a) In the event that (i) a shareholder of the Corporation, (ii) a member of the Board of the Corporation who is not an employee of the Corporation or its subsidiaries, or (iii) any employee or agent of such shareholder or member, other than someone who is an employee of the Corporation or its subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under the BCA:

(i)	renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and
(ii)	waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its Affiliates.
(b) In addition, in recognition and anticipation (i) that the Corporation will not be a wholly-owned subsidiary of any Shareholder and that any Shareholder, together with its Affiliates (including portfolio companies), may be a controlling or significant shareholder of the Corporation, (ii) that directors, officers or employees of any Shareholder or its Affiliates may serve as Directors or officers of the Corporation, (iii) that any Shareholder or its Affiliates may engage (and are expected to continue to engage) in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) that any Shareholder or its Affiliates may have an interest in the same areas of opportunity as the Corporation and any Affiliate thereof, (v) that any Shareholder or its Affiliates may engage in material business transactions with the Corporation and any Affiliate of the Corporation, and that any Shareholder or the Corporation may benefit therefrom, and (vi) that, as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and duties of the Corporation and of any Shareholder and its Affiliates, and the duties of any Directors or officers of the Corporation who are also directors, officers or employees of any Shareholder or its Affiliates, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation or any Affiliate thereof, on the one hand, and any Shareholder or its Affiliates, on the other hand, and in recognition of the benefits to be derived by the Corporation through its continual contractual, corporate and business relations with any Shareholder or its Affiliates (including possible service of officers and directors of any Shareholder or its Affiliates as officers and Directors of the Corporation), the provisions of this Article T shall to the fullest extent permitted by Law regulate and define the interest and reasonable expectancy of the Corporation in connection therewith.

The Corporation may from time to time enter into and perform, and cause or permit any subsidiary or Affiliate of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with any Shareholder or its Affiliates, pursuant to which the Corporation or any Affiliate thereof, on the one hand, and a Shareholder or its Affiliates, on the other hand, agree to engage in transactions of any kind or nature with each other or with any Affiliate thereof or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective representatives (including any who are directors, officers, stockholders, employees or agents of both) to allocate opportunities between or to refer opportunities to each other. No such agreement, or the performance thereof by the Corporation or any Shareholder or its Affiliates, shall to the fullest extent permitted by Law be considered contrary to (i) any duty that any Shareholder or its Affiliates may owe to the Corporation or any Affiliate thereof or to any shareholder or other owner of an equity interest in the Corporation or any Affiliate thereof by reason of any Shareholder or its Affiliates being a controlling or significant shareholder of the Corporation or of any Affiliate thereof or participating in the control of the Corporation or of any Affiliate thereof or (ii) any duty of any Director or officer of the Corporation or of any Affiliate thereof who is also a director, officer, employee or agent of any Shareholder or its Affiliates to the Corporation or any Affiliate thereof, or to any shareholder thereof. To the fullest extent permitted by Law, no Shareholder or its Affiliates, as a shareholder of the Corporation or any Affiliate thereof, or participant in control of the Corporation or any Affiliate thereof, shall have or be under any duty to refrain from entering into any agreement or participating in any transaction referred to above.
Except as otherwise agreed in writing between the Corporation and a Shareholder or its Affiliates, each Shareholder and its Affiliates shall to the fullest extent permitted by Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or any Affiliate thereof and (ii) doing business with any client, customer or vendor of the Corporation or any Affiliate thereof, and no Shareholder nor any officer, director, employee or Affiliate of a Shareholder shall to the fullest extent permitted by Law be deemed to have breached its or his or her duties, if any, to the Corporation solely by reason of any Shareholder or its Affiliates engaging in any such activity, subject to the provisions of this Article T. To the extent permitted by Law, neither the Corporation, any Affiliate thereof nor any of their respective shareholders shall have any rights in or to any of the activities described in the foregoing sentence or the income or profits derived therefrom. In the event that any Shareholder or its Affiliates acquires knowledge of a potential transaction or matter which may be an opportunity for any Shareholder or its Affiliates and the Corporation or any Affiliate thereof, such Shareholder and its Affiliates shall to the fullest extent permitted by Law have no duty to communicate or offer such opportunity to the Corporation or any Affiliate thereof and shall not to the fullest extent permitted by Law be liable to the Corporation or its shareholders for breach of any duty as a shareholder of the Corporation by reason of the fact that any Shareholder or its Affiliates acquires or seeks such opportunity for itself, directs such opportunity to another Person, or otherwise does not communicate information regarding such opportunity to the Corporation or any Affiliate thereof.

The Shareholders and their respective Affiliates may freely offer to any other Person or effect on behalf of itself or any other Person, and the Corporation hereby renounces and disclaims any interest or expectancy in, any other investment or business opportunity or prospective economic advantage, including those competitive with the business of the Corporation, or other transactions in which the Corporation, its subsidiaries, any Director, any officer of the Corporation or any other Corporation shareholder may have an interest or expectancy, including as a result of any fiduciary duties applicable to such Directors or officers (“Business Opportunity”), in each case, without any prior Corporation, Board or shareholder notification or approval; provided, that if a Shareholder has actual knowledge that the Corporation or any of its subsidiaries is considering the same Business Opportunity, the applicable Shareholder will promptly notify the Corporation of its interest in such Business Opportunity and cause each Director designated and nominated by such Shareholder to recuse himself from all Board discussions and activities relating to such Business Opportunity. Without limiting the generality of the foregoing, the Shareholders and their respective Affiliates may have both passive and non-passive interests in Persons deemed competitors of the Corporation, and that the provisions of the immediately preceding sentence shall be applicable to such competitors, their respective Affiliates and any of their respective directors, officers and employees in respect thereof. Notwithstanding the foregoing, the Shareholders and their respective Affiliates may not freely offer to any other Person or effect on behalf of itself or any other Person, and the Corporation does not renounce or disclaim any interest or expectancy in, any Business Opportunity that (A)(i) is presented to a Shareholder-Designated Director in such Person’s capacity as a Director (whether at a meeting of the Board or otherwise) and with respect to which a Shareholder or its Affiliates has not independently received notice or is otherwise not previously aware or (ii) is identified by a Shareholder (including its Affiliates) or a Shareholder-Designated Director solely through disclosure of information by or on behalf of the Corporation to such Shareholder (including its Affiliates) or Shareholder-Designated Director, and (B) if identified or initiated by any Person other than a Shareholder or Shareholder-Designated Director, was identified or initiated by such Person independently of being so presented or identified as contemplated in the preceding clause (A). For purposes of the immediately preceding sentence, the determination as to whether a Shareholder-Designated Director has been presented with such Business Opportunity in such Person’s capacity as a Director or solely through disclosure of information by or on behalf of the Corporation, or whether such Business Opportunity was identified or initiated by such Person independently of such presentation or identification, shall, in each case, be made reasonably and in good faith by the applicable Person, and any such determination made reasonably and in good faith shall be binding for purposes hereof. In the event that a Director or officer of the Corporation who is also a director, officer or employee of any Shareholder or its Affiliates acquires knowledge of a potential transaction or matter that may be an opportunity for the Corporation or any Affiliate thereof or any Shareholder or its Affiliates, such Director or officer shall, to the fullest extent permitted by Law have fully satisfied and fulfilled his or her duty with respect to such opportunity, and the Corporation to the fullest extent permitted by Law acknowledges that it does not have any claim that such opportunity constituted an opportunity that should have been presented to the Corporation or any Affiliate thereof, if such Director or officer acts in a manner consistent with the following policy: such an opportunity offered to any person who is a Director or officer of the Corporation, and who is also an officer, director or employee of any Shareholder or its Affiliates, shall belong to such Shareholder or its Affiliates, unless such opportunity was offered to such person in his or her capacity as a Director, officer or employee of the Corporation.
This Article T(b) is also intended to apply to any subsidiaries of the Corporation. In addition, references to a director or officer of a Shareholder in this Article T(b) shall include any Person performing a similar function.
(c) No amendment or repeal of this Article T shall apply to or have any effect on the liability or alleged liability of any officer, Director or shareholder of the Corporation for or with respect to any opportunities of which such officer, Director or shareholder becomes aware prior to such amendment or repeal.

U.
Unless otherwise provided by statute or these Articles, subject to Article K, the affirmative vote of two-thirds or more of the votes cast by the holders of shares entitled to vote thereon (considered for this purpose as one class), provided that such number of affirmative votes constitutes a majority of the total number of votes eligible to be cast by holders of shares issued and outstanding and entitled to vote (considered for this purpose as one class), shall be required to amend, alter, change or repeal these Articles, provided that, until the Expiration Date of all Shareholders, the Consent of the Shareholders shall also be required prior to any amendment, alteration, change or repeal of these Articles. Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles or the Bylaws of the Corporation), until the Expiration Date of all Shareholders, subject to Article K, the Consent of the Shareholders and the affirmative vote of the holders of 70% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (considered for this purpose as one class), shall be required to amend, alter, change or repeal this Article U.

V.
For so long as a Shareholder has a right to nominate any Directors pursuant to the Shareholders Agreement, unless waived by all Shareholders, all transactions involving such Shareholder or its Affiliates, on the one hand, and the Corporation or its subsidiaries, on the other hand, shall require the approval of a majority of the Independent Directors that are disinterested (or approved by a committee of the Board that is formed for this purpose and comprised solely of Independent Directors) and if such directors are two or fewer, the approval shall be unanimous; provided, that such approval by the Independent Directors that are disinterested shall not be required for (a) pro rata participation in primary offerings of Equity Securities of the Corporation based on number of outstanding Voting Stock held, (b) any amendments to or waivers of the Shareholders Agreement, or (c) any other transactions expressly required or expressly permitted under the Shareholders Agreement, the Merger or the other documents entered into in connection with the Shareholders Agreement and the Merger without reference to such approval.

W.
The corporation will comply with all applicable provisions of the Republic of the Marshall Islands Business Corporations Act, including retention, maintenance, and production of accounting, shareholder, beneficial owner, and director and officer records in accordance with Division 8 of the Republic of the Marshall Islands Business Corporations Act.

X.
If any class or series of preferred shares are issued with more or less than one vote for any share, on any matter, every reference in these Articles and the Bylaws to a majority or other proportion of stock or shares shall refer to such majority or other proportion of the votes of such stock or shares.

Y.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

Z.
Advance notice of shareholder nominations for the election of Directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

AA.
In furtherance and not in limitation of the powers conferred by the laws of the Republic of the Marshall Islands, the Board is expressly authorized to make, adopt, alter, amend, change or repeal the Bylaws of the Corporation by resolutions adopted by the Board. The Bylaws of the Corporation may be amended, added to, altered or repealed, or new Bylaws may be adopted, by the affirmative vote of two-thirds of the entire Board. The phrase “two-thirds of the entire Board” shall be deemed to refer to two-thirds of the number of Directors constituting the Board as set forth in these Articles, without regard to any vacancies, or if the number of Directors constituting two-thirds of the entire Board is greater than the number of members of the Board then in office, the unanimous vote of Directors in office.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed the Amended and Restated Articles of Incorporation this 19th day of February, 2025.

Authorized Person
Name: Pankaj Khanna
Title: President and Director